Company Contact:
Pam Scott
Director of Corporate Communications
(509) 777-6393

Red Lion Hotels Reports Third Quarter 2013 Results
ADR and RevPar for Comparable Owned and Leased Hotels Continues to Improve

SPOKANE, Wash., Nov. 4, 2013 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner, operator and franchisor of midscale hotels, today announced its results for the third quarter 2013.

Highlights:

•	Improved ADR and RevPAR for comparable owned and leased hotels for the quarter by 4.2 percent and 2.8 percent respectively, over prior year

•	Increased comparable hotel direct operating margin for the quarter by 220 basis points, over prior year

•	Increased comparable EBITDA from continuing operations before special items for the quarter by 8.3 percent, over prior year

•	Launched individual hotel microsites

•	Achieved 2013 goal of 30 franchised hotels

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“With the recent conversion of three hotels to Red Lion brands, we have added a record 11 franchises this year, achieving our goal of 30 franchised properties in the Red Lion network by the end of 2013,” said Interim President and Chief Executive Officer James P. Evans.  “We also increased our ADR by 4.2 percent, improved hotel direct operating margin by 220 basis points and grew comparable EBITDA from continuing operations before special items by 8.3 percent year-over-year. We are pleased with our strong operational performance.”
Evans continued, “The search for our next president and chief executive officer is well underway. The national executive search firm Spencer Stuart has identified numerous qualified candidates who have expressed interest in the position, underscoring the strength of the Red Lion brand and the company’s future.”
Third Quarter 2013 Results
Total comparable revenue from owned and leased hotels of $38.6 million increased $0.8 million or 2.1 percent compared to the same period a year ago, driven primarily by an increase in comparable rooms revenue. Year over year, comparable third quarter ADR increased by 4.2 percent to $93.85, which resulted in a RevPAR increase of 2.8 percent to $70.86. The ADR increase generated a 220 basis point improvement in comparable hotel direct operating margin from 26.7 percent to 28.9 percent.

Franchise revenue increased to $2.4 million from $1.6 million, led by the increase in the number of franchised hotels in the system and contractual increases in room rate on existing franchised hotels. Net segment profits increased $0.2 million over prior year to $0.5 million.

Entertainment revenue of $1.6 million rose $0.2 million from the 2012 third quarter, primarily due to increased ticketing demand.

On a comparable basis, total company EBITDA from continuing operations before special items was $8.3 million for the 2013 third quarter, compared to $7.7 million in the prior year period.

Income from continuing operations in the 2013 third quarter improved to $1.5 million compared to $0.6 million in the third quarter of 2012.

Discontinued Operations
The operations of the company’s previously owned commercial mall in Kalispell, Montana, the Red Lion Hotel Medford in Oregon, the ownership of certain real estate in Sacramento, California, and a contract catering business in Yakima, Washington, were classified as discontinued operations in prior periods. As required under generally accepted accounting principles (“GAAP”), Red Lion separately reports the results of these operations including any related asset impairment charges, net of income taxes as “Income (loss) from discontinued operations” on the company’s consolidated statement of comprehensive income (loss) for all periods presented.

Liquidity and Balance Sheet
At Sept. 30, 2013, the company had $27.3 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at Sept. 30, 2013, the company had outstanding debt of $75.4 million, of which $3.0 million was current.

Capital expenditures, primarily for guest room improvement projects, for the three and nine months ended Sept. 30, 2013, totaled $3.8 million and $8.5 million, respectively.

Franchise Update
During the third quarter, the company signed three franchise agreements:

•	Red Lion Inn & Suites Walla Walla, Washington - converted in October 2013

•	Red Lion Hotel Ontario Airport, California - converted in October 2013

•	Red Lion Inn & Suites Perris, California - converted in November 2013

Assets Held for Sale
During the third quarter, the company sold the Red Lion Hotel Medford in Oregon for $2.8 million.

Outlook for 2013
Based on the outlook for the markets in which the company operates and on currently available information, the company reaffirms its previously announced RevPAR guidance and capital expenditure estimates for 2013:

•	Full year 2013 RevPAR for comparable owned and leased hotels is expected to increase 1 to 3 percent over 2012, primarily due to ADR increases.

•	The company expects to invest $12-$16 million in capital improvements in 2013.

Conference Call Information
The company will conduct a conference call on Nov. 4, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be Interim President and Chief Executive Officer James P. Evans and Executive Vice President and Chief Financial Officer Julie Shiflett.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1092. International callers should dial (612) 332-0107.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 5:00 p.m. Pacific Time on Nov. 4, 2013, through Dec. 2, 2013, at (800) 475-6701 or (320) 365-3844 (International), using access code - 305416. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of Nov. 4, 2013, the company has 55 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 53 hotels with 9,195 rooms and 462,822 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)
	Three Months Ended September 30,
	2013	2012	$ Change	% Change
Revenue:
Hotels	$38,590	$42,397	$(3,807)	-9.0%
Franchise	2,368	1,555	813	52.3%
Entertainment	1,623	1,456	167	11.5%
Other	83	94	(11)	-11.7%
Total revenues	42,664	45,502	(2,838)	-6.2%
Operating expenses:
Hotels	27,442	31,324	(3,882)	-12.4%
Franchise	1,862	1,219	643	52.7%
Entertainment	1,458	1,475	(17)	-1.2%
Other	131	201	(70)	-34.8%
Depreciation and amortization	3,561	3,774	(213)	-5.6%
Hotel facility and land lease	1,251	1,148	103	9.0%
Asset impairment	—	1,868	(1,868)	n/m
Loss (gain) on asset dispositions, net	100	(16)	(116)	n/m
Undistributed corporate expenses	2,835	1,602	1,233	77.0%
Total expenses	38,640	42,595	(3,955)	-9.3%
Operating income (loss)	4,024	2,907	1,117	38.4%
Other income (expense):
Interest expense	(1,252)	(1,751)	499	28.5%
Other income, net	98	46	52	n/m
Income (loss) before income taxes	2,870	1,202	1,668	n/m
Income tax (benefit) expense	1,414	624	(790)	n/m
Income (loss) from continuing operations	1,456	578	878	n/m
Discontinued operations (3,4,5,6):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of ($55) and $46 respectively	(96)	82	(178)	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of ($75) and ($889) respectively	(133)	(1,566)	1,433	91.5%
Income (loss) from discontinued operations	(229)	(1,484)	1,255	84.6%
Net income (loss)	1,227	(906)	2,133	n/m
Less net income or loss attributable to noncontrolling interest	—	—	—	n/m
Net income (loss) attributable to Red Lion Hotels Corporation	1,227	(906)	2,133	n/m
Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(30)	—	(30)	n/m
Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$1,197	$(906)	$2,103	n/m
Earnings per share - basic and diluted
Income (loss) from continuing operations	$0.07	$0.03
Income (loss) from discontinued operations	$(0.01)	$(0.08)
Net income (loss) attributable to Red Lion Hotels Corporation	$0.06	$(0.05)
Weighted average shares - basic	19,631	19,366
Weighted average shares - diluted	19,672	19,438

Non-GAAP Financial Measures:
EBITDA (1)	$7,324	$4,478	$2,846	63.6%
EBITDA as a percentage of revenues	17.2%	9.8%
Comparable EBITDA from continuing operations before special items (2)	$8,322	$7,684	$638	8.3%

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of "Comparable EBITDA from continuing operations before special items" can be found in the table named "Comparable Operating Results and Data From Continuing Operations".
(3)
During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company will not maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the third quarter of 2013.

(4)
During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and certain transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)
During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company will not maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the second quarter of 2013.

(6)
During the first quarter 2013, the company gave notice to the City of Yakima, Washington to terminate its contract to operate as the catering company for the Convention Center and ceased operations in the second quarter 2013. Accordingly, the operations under this agreement have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)
	Nine Months Ended September 30,
	2013	2012	$ Change	% Change
Revenue:
Hotels	$96,744	$107,074	$(10,330)	-9.6%
Franchise	5,574	3,953	1,621	41.0%
Entertainment	6,774	6,356	418	6.6%
Other	256	327	(71)	-21.7%
Total revenues	109,348	117,710	(8,362)	-7.1%
Operating expenses:
Hotels	76,226	84,196	(7,970)	-9.5%
Franchise	5,174	3,487	1,687	48.4%
Entertainment	6,558	6,245	313	5.0%
Other	371	601	(230)	-38.3%
Depreciation and amortization	10,839	11,459	(620)	-5.4%
Hotel facility and land lease	3,597	3,430	167	4.9%
Asset impairment	—	8,797	(8,797)	n/m
Loss (gain) on asset dispositions, net	(21)	(223)	(202)	-90.6%
Undistributed corporate expenses	6,500	4,885	1,615	33.1%
Total expenses	109,244	122,877	(13,633)	-11.1%
Operating income (loss)	104	(5,167)	5,271	n/m
Other income (expense):
Interest expense	(4,281)	(5,388)	1,107	20.5%
Other income, net	401	74	327	n/m
Income (loss) before income taxes	(3,776)	(10,481)	6,705	64.0%
Income tax (benefit) expense	(1,127)	(3,827)	(2,700)	-70.6%
Income (loss) from continuing operations	(2,649)	(6,654)	4,005	60.2%
Discontinued operations (3,4,5,6):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $31 and $75 respectively	52	136	(84)	-61.8%
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of ($280) and ($2,566) respectively	(493)	(4,526)	4,033	89.1%
Income (loss) from discontinued operations	(441)	(4,390)	3,949	90.0%
Net income (loss)	(3,090)	(11,044)	7,954	72.0%
Less net income or loss attributable to noncontrolling interest	—	(7)	7	n/m
Net income (loss) attributable to Red Lion Hotels Corporation	(3,090)	(11,037)	7,947	72.0%
Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(164)	—	(164)	n/m
Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(3,254)	$(11,037)	$7,783	70.5%
Earnings per share - basic and diluted
Income (loss) from continuing operations	$(0.14)	$(0.34)
Income (loss) from discontinued operations	$(0.02)	$(0.23)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.16)	$(0.57)
Weighted average shares - basic	19,538	19,294
Weighted average shares - diluted	19,538	19,294

Non-GAAP Financial Measures:
EBITDA (1)	$10,659	$136	$10,523	n/m
EBITDA as a percentage of revenues	9.7%	0.1%
Comparable EBITDA from continuing operations before special items (2)	$12,437	$13,740	$(1,303)	-9.5%

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of "Comparable EBITDA from continuing operations before special items" can be found in the table named "Comparable Operating Results and Data From Continuing Operations".
(3)
During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company will not maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the third quarter of 2013.

(4)
During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and certain transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)
During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company will not maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the second quarter of 2013.

(6)
During the first quarter 2013, the company gave notice to the City of Yakima, Washington to terminate its contract to operate as the catering company for the Convention Center and ceased operations in the second quarter 2013. Accordingly, the operations under this agreement have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$27,302	$6,477
Restricted cash	6	2,417
Accounts receivable, net	5,565	5,774
Notes receivable	597	4,112
Inventories	1,370	1,329
Prepaid expenses and other	3,299	2,648
Deferred income taxes	950	2,342
Assets held for sale	—	18,288
Total current assets	39,089	43,387
Property and equipment, net	192,497	195,012
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	4,407	2,902
Other assets, net	4,282	4,137
Total assets	$255,779	$260,942
Liabilities:
Current liabilities:
Accounts payable	$6,736	$5,967
Accrued payroll and related benefits	4,130	2,504
Accrued interest payable	39	190
Advance deposits	245	248
Other accrued expenses	11,795	9,286
Long-term debt, due within one year	3,000	49,178
Total current liabilities	25,945	67,373
Long-term debt, due after one year, net of discount	41,529	—
Deferred income	3,572	3,923
Deferred income taxes	3,070	5,913
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	104,941	108,034
Stockholders' equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,658,833 and 19,451,849 shares issued and outstanding	197	195
Additional paid-in capital	151,980	150,798
Accumulated other comprehensive income (loss), net of tax	(164)	—
Retained earnings (accumulated deficit)	(1,175)	1,915
Total stockholders' equity	150,838	152,908
Total liabilities and stockholders' equity	$255,779	$260,942

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

System-wide Hotels as of September 30, 2013
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1)	25	4,766	230,305
Red Lion Franchised Hotels (1)	25	4,137	231,830
Leo Hotel Collection	2	3,256	241,000
Total	52	12,159	703,135

Comparable Hotel Statistics from Continuing Operations (1,2,3)

	Three Months Ended September 30, 2013				Three Months Ended September 30, 2012
	Average Occupancy(4)		ADR (5)	RevPAR (6)	Average Occupancy(4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels	75.5%		$93.85	$70.86	76.5%	$90.09	$68.92
Franchised Hotels	71.7%		$92.31	$66.23	67.9%	$89.20	$60.53
Total System Wide	74.0%		$93.24	$68.97	73.0%	$89.75	$65.50

Change from prior comparative period:
Owned and Leased Hotels	(100)	bps	4.2%	2.8%
Franchised Hotels	380	bps	3.5%	9.4%
Total System Wide	100	bps	3.9%	5.3%

	Nine Months Ended September 30, 2013				Nine Months Ended September 30, 2012
	Average Occupancy(4)		ADR (5)	RevPAR (6)	Average Occupancy(4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels	65.5%		$88.31	$57.88	66.5%	$84.78	$56.34
Franchised Hotels	59.7%		$88.05	$52.58	58.1%	$84.89	$49.32
Total System Wide	63.2%		$88.21	$55.72	63.1%	$84.82	$53.48

Change from prior comparative period:
Owned and Leased Hotels	(100)	bps	4.2%	2.7%
Franchised Hotels	160	bps	3.7%	6.6%
Total System Wide	10	bps	4.0%	4.2%

(1)
Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Helena, Denver Southeast, Missoula and Pendleton properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.

(2)	Excludes one hotel identified as a discontinued operations that was sold in the third quarter of 2013.
(3)	Excludes statistics for the Leo Hotel Collection.
(4)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(5)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(6)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items represent reported operating results less the impact of the Helena property, which was sold in July 2012; the Denver Southeast property, which was sold in October 2012; the Missoula property, which was sold in February 2013 and the Pendleton property, which was sold in April 2013; and less the impact of certain non-recurring charges that do not allow for a meaningful comparison between periods. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Total revenue per the consolidated statements of comprehensive income (loss)	$42,664	$45,502	$109,348	$117,710
less: Revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(4,596)	(373)	(11,790)
Comparable total revenue	$42,664	$40,906	$108,975	$105,920
Room revenue from continuing operations	$31,062	$33,614	$75,605	$81,847
less: Room revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(3,394)	(308)	(8,269)
Comparable room revenue	$31,062	$30,220	$75,297	$73,578
Food and beverage revenue from continuing operations	$6,545	$7,635	$18,997	$22,764
less: Food and beverage revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(969)	(59)	(2,859)
Comparable food and beverage revenue	$6,545	$6,666	$18,938	$19,905
Other hotel revenue from continuing operations	$983	$1,148	$2,142	$2,463
less: Other hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(233)	(6)	(662)
Comparable other hotel revenue	$983	$915	$2,136	$1,801
Total hotel revenue from continuing operations	$38,590	$42,397	$96,744	$107,074
less: Total hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(4,596)	(373)	(11,790)
Comparable total hotel revenue	$38,590	$37,801	$96,371	$95,284

The reconciliation of hotel operating expense per the consolidated statements of comprehensive income (loss) to comparable hotel operating expense is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Hotel operating expenses from continuing operations	$27,442	$31,324	$76,226	$84,196
less: Hotel operating expenses from Helena, Denver Southeast, Missoula and Pendleton properties	—	(3,622)	(718)	(10,302)
Comparable hotel operating expenses	$27,442	$27,702	$75,508	$73,894
Hotel revenue from continuing operations	$38,590	$42,397	$96,744	$107,074
less: Hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(4,596)	(373)	(11,790)
Comparable hotel revenue	$38,590	$37,801	$96,371	$95,284
Hotel direct operating margin from continuing operations	$11,148	$11,073	$20,518	$22,878
less: Hotel direct operation margin from Helena, Denver Southeast, Missoula and Pendleton properties	—	(974)	345	(1,488)
Comparable hotel direct margin	$11,148	$10,099	$20,863	$21,390
Comparable hotel direct margin %	28.9%	26.7%	21.6%	22.4%

The reconciliation of EBITDA from continuing operations before special items per the table entitled "Disclosure of Special Items" to comparable total EBITDA before special items is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
EBITDA before special items per the table "Disclosure of Special Items"	$8,265	$8,595	$11,926	$15,170
less: EBITDA of Helena, Denver Southeast, Missoula and Pendleton properties	57	(911)	511	(1,430)
Comparable total EBITDA from continuing operations before special items	$8,322	$7,684	$12,437	$13,740

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
EBITDA from continuing operations	$7,683	$6,727	$11,344	$6,373
Income tax benefit (expense) - continuing operations	(1,414)	(624)	1,127	3,827
Interest expense - continuing operations	(1,252)	(1,751)	(4,281)	(5,388)
Depreciation and amortization - continuing operations	(3,561)	(3,774)	(10,839)	(11,459)
Net income (loss) attributable to Red Lion Hotels Corporation from continuing operations	1,456	578	(2,649)	(6,647)
Income (loss) on discontinued operations, net of tax	(229)	(1,484)	(441)	(4,390)
Net income (loss) attributable to Red Lion Hotels Corporation	$1,227	$(906)	$(3,090)	$(11,037)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
EBITDA	$7,324	$4,478	$10,659	$136
Income tax benefit (expense)	(1,284)	219	1,376	6,318
Interest expense	(1,252)	(1,751)	(4,281)	(5,388)
Depreciation and amortization	(3,561)	(3,852)	(10,844)	(12,103)
Net income (loss) attributable to Red Lion Hotels Corporation	$1,227	$(906)	$(3,090)	$(11,037)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States ("GAAP").

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)

During the third quarter of 2013, the Company recorded $0.6 million in pre-tax separation costs in continuing operations. Of this, $0.4 million relates to the costs associated with the retirement of the former President and Chief Executive officer and the remaining $0.2 million relates to the separation of the former Executive Vice President and Chief Operating Officer. During the third quarter of 2012, the Company recorded a $1.9 million pre-tax impairment charge in continuing operations related to its property in Pendleton, Oregon. During the nine months ended September 30, 2012, the Company recorded $3.9 million, $2.3 million and $0.7 million in pre-tax impairment charges in continuing operations related to its properties in Denver, Colorado, Helena, Montana and Missoula, Montana, respectively, in addition to the Pendleton impairment. As a result, the operations as presented in the accompanying financial statements for the three and nine months ended September 30, 2013 compared to 2012 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations.

		Three Months Ended September 30,		Nine Months Ended September 30,
		2013	2012	2013	2012
		EBITDA from	EBITDA from	EBITDA from	EBITDA from
		continuing	continuing	continuing	continuing
	($ in thousands)	operations (1)	operations (1)	operations (1)	operations (1)
Amount before special items		$8,265	$8,595	$11,926	$15,170
	Special items:
	Asset impairment charges (2)	—	(1,868)	—	(8,797)
	Separation Costs (3)	$(582)	$—	$(582)	$—
EBITDA from continuing operations		$7,683	$6,727	$11,344	$6,373

(1)	Amount defined on the preceding table "Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation".

(2)	Amounts as included in the line items "Asset impairment" on the accompanying consolidated statements of comprehensive income (loss).

(3)	Amount as included in the line item "Undistributed corporate expenses" on the accompanying consolidated statements of comprehensive income (loss).